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                                IFR SYSTEMS, INC.
        EXHIBIT (11.0) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                        THREE MONTHS ENDED            SIX MONTHS ENDED
                                            DECEMBER 31,                 DECEMBER 31,
                                        1995            1994          1995           1994
                                     ----------     ----------     ----------     ----------
                                             (000'S OMITTED, EXCEPT PER SHARE DATA)

PRIMARY:
Average shares outstanding                5,489          5,268          5,489          5,262
Net effect of dilutive stock
  options-based on the treasury
  stock method using average
  market price                              111             88            133             28
                                     ----------     ----------     ----------     ----------
Totals                                    5,600          5,356          5,622          5,290
                                     ----------     ----------     ----------     ----------
                                     ----------     ----------     ----------     ----------
Net Income                           $    1,293     $      878     $    1,701     $    1,063
                                     ----------     ----------     ----------     ----------
                                     ----------     ----------     ----------     ----------
Per Share Amount                     $     0.23     $     0.16     $     0.30     $     0.20
                                     ----------     ----------     ----------     ----------
                                     ----------     ----------     ----------     ----------
FULLY DILUTED:
Average shares outstanding                5,490          5,268          5,490          5,262
Net effect of dilutive stock
  options-based on the treasury
  stock method using the period-
  end market price, if greater
  than average market price                 111            122            133            122
Assumed conversion of 10%
  convertible notes                          16            153             16            153
                                     ----------     ----------     ----------     ----------
Totals                                    5,617          5,543          5,639          5,537
                                     ----------     ----------     ----------     ----------
                                     ----------     ----------     ----------     ----------
Net Income                           $    1,293     $      878     $    1,701     $    1,063
Add 10% convertible note interest,
  net of federal income tax effect            2             18              2             37
                                     ----------     ----------     ----------     ----------
Totals                               $    1,295     $      896     $    1,703     $    1,100
                                     ----------     ----------     ----------     ----------
                                     ----------     ----------     ----------     ----------
Per Share Amount                     $     0.23     $     0.16     $     0.30     $     0.20
                                     ----------     ----------     ----------     ----------
                                     ----------     ----------     ----------     ----------

Note: Average shares outstanding used for Net Income Per Share included in the Company's financial statements do not reflect the effect of the stock options granted or convertible notes since their aggregate effect is less than 3%.